Exhibit 10.6

May 26, 2005

Mr. Kevin Barber
2460 N. Park Blvd.
Santa Ana, CA 91706

Re:     Change in Control / Severance Agreement

Dear Kevin:

This letter sets out the severance arrangements concerning your employment with Skyworks Solutions, Inc. (“Skyworks”).

1. Change of Control

1.1.	If: (i) a Change of Control occurs while you are employed by Skyworks and (ii) your employment with Skyworks is involuntarily terminated without Cause or you terminate your employment with Skyworks for Good Reason, in either case within one (1) year after the Change of Control, then you will receive the benefits provided in Section 1.4 below.

1.2.	“Change of Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change of Control under one of such subsections but is specifically exempted from another such subsection):

     (a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 40% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any

781.376.3000 www.skyworksinc.com   20 Sylvan Rd. Woburn, MA 01801 USA

Kevin Barber

May 26, 2005

acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this Section 1.2; or

     (b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

     (c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 40% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

     (d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

1.3.	“Good Reason” will mean (i) you are no longer assigned the duties of your current position, (ii) you have been assigned duties inconsistent in any respect with your current position, (iii) your annual base salary has been reduced, or (iv) the location at which you perform your principal duties for Skyworks is moved to a new location that is more than 50 miles from the

Kevin Barber

May 26, 2005

location at which you are performing your principal duties for Skyworks on the date of this agreement.

1.4.	On the date of any termination described in Section 1.1, (i) Skyworks will at its election either (a) provide you with salary continuation payments for twelve (12) months based on an amount equal to two (2) times your total annual compensation for the twelve month period prior to the Change of Control, including all wages, salary, bonus (as described below) and incentive compensation, whether or not includable in gross income for federal income tax purposes, or (b) provide you with a lump sum payment in an amount equal to the total of the salary continuation payments in (a) immediately preceding; and (ii) all of your Skyworks stock options will become immediately exercisable and, except as otherwise stated in this agreement, remain exercisable for a period of twenty-four (24) months after the termination date, subject to their other terms and conditions; and each outstanding restricted stock award and any other award that is based upon the common stock of Skyworks shall become immediately vested. For purposes of the preceding sentence, the bonus to be taken into account shall be the greater of your average bonus for the three years prior to the year in which the Change of Control occurs or your target bonus for the year in which the Change of Control occurs. Skyworks agrees to make you whole for any payments owed by you pursuant to so-called Section 409A (referenced in full in Section 5 of this Agreement) if Skyworks election to pay you in either a lump sum or as salary continuation shall have triggered such tax obligation.

1.5.	If any excise tax (the “Excise Tax”) under Section 4999 of the Internal Revenue Code of 1986 (the “Code”) is payable by you by reason of the occurrence of a change in the ownership or effective control of Skyworks or a change in the ownership of a substantial portion of the assets of Skyworks, determined in accordance with Section 280G(b)(2) of the Code, then Skyworks shall pay you, in addition to the amount payable under Section 1.3, an amount (the “Gross-Up Payment”) equal to the sum of the Excise Tax and the amount necessary to pay all additional taxes imposed on (or economically borne by) you (including the Excise Tax, state and federal income taxes and all applicable employment taxes) attributable to the receipt of the Gross-Up Payment. For purposes of the proceeding sentence, all taxes attributed to the receipt of the Gross-Up Payment shall be computed assuming the application of the maximum tax rate provided by law.

2. Termination Without Cause

2.1.	If, while you are employed by Skyworks, your employment with Skyworks is involuntarily terminated without Cause, then you will receive the benefits specified in Section 2.3 below. If your employment is terminated involuntarily by Skyworks for Cause or by you, you will not be entitled to receive the benefits specified in Section 2.3 below. This Section 2.1 shall not apply if you are entitled to receive the benefits set forth in Section 1.3 above.

2.2.	“Cause” will mean: (i) deliberate dishonesty significantly detrimental to the best interests of Skyworks or any subsidiary or affiliate; (ii) conduct on your part constituting an act of moral turpitude; (iii) willful disloyalty to Skyworks or refusal or failure to obey the directions of the Board of Directors; (iv) incompetent performance or substantial or continuing inattention

Kevin Barber

May 26, 2005

to or neglect of duties assigned to you. Any determination of Cause must be made by the full Board of Directors at a meeting duly called, with you present and voting and, if you wish, with your legal counsel present.

2.3.	On the date of any termination described in Section 2.1, (i) Skyworks will provide you with salary continuation payments for twelve (12) months based on an amount equal to (x) one and one-half (1 1/2) times your then current annual base salary, plus (y) any bonus then due under Skyworks’ bonus plan, whether or not includable in gross income for federal income tax; and (ii) all of your Skyworks stock options will, except as otherwise stated in this agreement, remain exercisable for a period of 18 months after the termination date, subject to their other terms and conditions.

3. Non-Solicitation

You agree that while employed by the Company and for one year (1 year) thereafter, you will not, either directly or through others, raid, solicit, or attempt to solicit any employee of the Company to terminate his or her relationship with the Company in order to become an employee to or for any person or entity. You further agree that you will not disrupt or interfere or attempt to disrupt or interfere with the Company’s relationships with such employees. You also agree that in addition to any damages that may be recovered, the prevailing party in any legal action to enforce this non-solicitation agreement shall be entitled to recover its costs and attorneys’ fees from the other party.

4. Death or Disability

In the event of your death at any time during your employment by Skyworks, all of your then outstanding Company stock options, whether or not by their terms then exercisable, will become immediately exercisable and remain exercisable for a period of one year thereafter, subject to their other terms and conditions.

In the event of your disability at any time during your employment by Skyworks, all of your then outstanding Company stock options, whether or not by their terms then exercisable, will become immediately exercisable and remain exercisable so long as you remain an employee or officer of Skyworks and for a period of one year thereafter, subject to their other terms and conditions.

5. Miscellaneous

All claims by you for benefits under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to you in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board of Directors shall afford a reasonable opportunity to you for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company agrees to

Kevin Barber

May 26, 2005

pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which you may reasonably incur as a result of any claim or contest (regardless of the outcome thereof) by the Company, you or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by you regarding the amount of any payment or benefits pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

Notwithstanding anything in this letter to the contrary, no provision of this letter will operate to extend the term of any option beyond the term originally stated in the applicable option grant or option agreement. This agreement contains the entire understanding of the parties concerning its subject matter. This agreement may be modified only by a written instrument executed by both parties. This agreement replaces and supersedes all prior agreements relating to your employment or severance. This agreement will be governed by and construed in accordance with the laws of the State of California.

Neither you nor the Company shall have the right to accelerate or to defer the delivery of the payments to be made under Section 1.4 or Section 2.3; provided, however, that if you are a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and any of the payments to be made to you hereunder constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, then the commencement of the delivery of any such payments will be delayed to the date that is 6 months after your date of termination.

Please sign both copies of this letter and return one to Skyworks.

Sincerely,	AGREED TO:

/s/ David J. Aldrich	/s/ Kevin Barber

David J. Aldrich, President and CEO	Kevin Barber

Date: May 26, 2005